AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

Appiphany Technologies Holdings Corp., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), certifies that:

A.The name of the Corporation is Appiphany Technologies Holdings Corp.

B.This Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

C.This Amended and Restated Articles of Incorporation was approved by the holders of the requisite number of shares of such corporation in accordance with Section 78.403 of the NRS.  This Amended and Restated Articles of Incorporation has been duly adopted in accordance with the provisions of Sections 78.315 and 78.320 of the NRS by the directors and stockholders of the Corporation.

D.The text of the Articles of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

E.The effective date of the amendment and restatement of the Articles of Incorporation for the Corporation shall be 5:00 p.m. Eastern Time on January 31, 2020.

IN WITNESS WHEREOF, APPIPHANY TECHNOLOGIES HOLDINGS CORP. has caused this Amended and Restated Articles of Incorporation to be signed by the undersigned duly authorized officer of the Corporation, on January 10, 2020.

Scott Cox,

Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is APPIPHANY TECHNOLOGIES HOLDINGS CORP.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statute Chapter 78- Private Corporations (“NRS”).

ARTICLE III

The address of the Corporation’s registered office in the State of Nevada is 318 N. Carson St # 208, Carson City, NV 89701.  The name of the registered agent at such address is Paracorp Incorporated.

ARTICLE IV

1.Authorized Shares.

(a)The aggregate number of shares that the Corporation shall have authority to issue is five billion ten million (5,010,000,000) shares, of which five billion (5,000,000,000) shall be authorized as common stock (“Common Stock”), having a par value of $0.001 and ten million (10,000,000) shares of preferred stock (“Preferred Stock”), having a par value of $0.001.

(b)The shares of Preferred Stock are designated as Class A Preferred Shares and Class B Preferred Shares, and shall have such rights, preferences and designations as set forth in the respective Certificate of designation.

(c)Additional shares of Preferred Stock may be issued from time to time in one or more classes as the Board of Directors may determine, subject to any applicable requirements of the Investment Company Act of 1940 (the “1940 Act”) and the terms and preferences set forth in the certificate of designation for the Class A and Class B Preferred Stock, without shareholder approval, as hereinafter provided.  The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of Preferred Stock.  Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall (i) fix and determine, and is hereby expressly empowered to fix and determine, by resolution, or resolutions, the designations, powers, preferences, relative participating rights, option rights and other special rights, qualifications limitations, and restrictions of the shares of such series and (ii) make such filings and recordings with respect thereto as required by the NRS.  Each series of Preferred Stock shall be given a distinguishing designation.

(d)The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock.  All shares of Preferred Stock of any one series shall be identical in all respects with all shares of such series, except that shares of any one series issued at different times may differ as to the dates from which any dividends thereon shall be payable and, if cumulative, shall cumulate.

(e)Unless otherwise provided in the Certificate of designation or resolution of the Board of Directors providing for the issuance thereof, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution, or resolutions, by the Board of Directors and appropriate filing and recording to the extend required by the NRS.  In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, resume the status of authorized by unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of such series or as part of any other series of Preferred Stock.

2.Reverse Stock Split.  Upon this Amended and Restated Articles of Incorporation (“Restated Articles”) becoming effective and without any further action required by the Corporation or its stockholders, and occurring as a one-time event, each share of the Corporation’s then outstanding Common Stock and Preferred Stock shall be converted and reconstructed into 1/100 shares of Common Stock (the “Reverse Stock Split”).  No further adjustment of any preference or price set forth in this Article IV shall be made as a result of the Reverse Stock Split.  In lieu of any fractional shares to which a holder would otherwise be entitled after effectuating the Reverse Stock Split with respect to all shares of Common Stock held by such holder, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post Reverse Stock Split).

ARTICLE V

1.Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

ARTICLE VI

2.To the fullest extent permitted by the NRS, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

3.The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.  The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

4.The Corporation shall have the power to indemnify, to the extent permitted by the NRS, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

5.Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Articles inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

1.For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a)The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Articles.

(b)The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Articles, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for any action to adopt, amend or repeal any provision of the Bylaws of the Company by the stockholders.

(c)The Board of Directors shall consist of no less than one (1) director.  The name and address of the sole Director at the time of the filing of these Restated Articles is as follows:

Scott Cox[ADDRESS]

(d)Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

1.Meetings of stockholders may be held within or without the State of Nevada, as the By-laws may provide.  The books of the corporation may be kept outside of the State of Nevada at such places or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

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